UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  May 1, 2009

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 1, 2009, Denny’s Corporation (the “Company”) amended and restated the employment agreement dated May 11, 2005, and amended on November 10, 2006 and December 12, 2008, between the Company, Denny’s Inc. (a wholly owned subsidiary of the Company) and Nelson J. Marchioli, the President and Chief Executive Officer of the Company and Denny’s Inc. (the "Amended and Restated Employment Agreement").

The primary purposes for amending and restating Mr. Marchioli’s employment agreement were to (i) extend the term of the employment agreement until May 20, 2010, and to provide that on each May 20 thereafter, the term of the agreement will be extended for an additional one year term, unless either party gives the other at least 90 days written notice of their intention for the agreement not to renew, (ii) provide for payment of a pro rata annual bonus in the event Mr. Marchioli's employment is terminated by the Company without cause or due to non-renewal of the agreement, and (iii) provide an additional one year vesting and exercise period for stock options and pro rata vesting with respect to other performance-based incentive awards in the event Mr. Marchioli's employment is terminated by the Company without cause or due to non-renewal of the agreement.

With certain minor adjustments, the remaining terms of Mr. Marchioli's previous employment agreement (which is described further in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2009) were incorporated into the Amended and Restated Employment Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No. 10.1 Amended and Restated Employment Agreement dated May 1, 2009 between Denny’s Corporation, Denny’s Inc. and Nelson J. Marchioli

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: May 7, 2009	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer